OWC Pharmaceutical Research Announces Update on Multiple Myeloma Study

PETACH TIKVA, Israel, May 3, 2017

OWC Pharmaceutical Research Corp. (OTCQB: OWCP), ("OWC" or the "Company"), an Israeli-based research company engaged in the development of cannabinoid-based therapies targeting a variety of different medical conditions and disorders, today announced that the Scientific Advisory Team of its wholly owned Israeli subsidiary, One World Cannabis Ltd. ("OWC") has determined the road map for continuing the Multiple Myeloma study.

The purpose of the next phase of the study, which is based upon the promising results of the Company's earlier in-vitro studies of its unique formula of cannabinoid-based therapies targeting cells, is to investigate the doses and diverse delivery systems, [e.g. per os/oral vs. per rectum] in order to best determine the most effective dosages and means of delivery for a future the planned study on human patients following receipt of regulatory approvals. The Company expects that the continued study will be completed during Q3 of this year.

Dr. Yehuda Baruch, the Company's Chief Science Officer and Director of Research and Regulatory Affairs of OWC stated "after in-depth and extensive review and assessment of the study's results accumulated so far, OWC's research committee determined that the medical and scientific accepted multiple myelomamice model is the best way to progress, compared to other possible known scientific paths. This unique study, which we designed to pursue and secure FDA orphan designation status, will hopefully open ways to improve the quality of life of multiple myeloma patients while at the same time may potentially enhance response to various multiple myeloma treatment regimes.

The initial OWC study was conducted at the Israeli-renowned Academic Medical Center (affiliated with Tel-Aviv University) using three repetitive tests on the effect of OWC's proprietary cannabis extract with various combination ratios of THC/CBD and pure THC and CBD (50% concentration). The results from our earlier study demonstrated more than 60% malignant cell death. In view of the basic study results, OWC has begun the development of a unique formulation that includes cannabis extracts for a new delivery system in the form of a cannabis dissoluble tablet to treat multiple myeloma. The cannabis dissoluble tablet will provide physicians with the ability to control and administrate optimal dosage. This can be treated with every multiple myeloma patient and will replace the common usage of smoking medical cannabis today which is not widely accepted by scientists and physicians as smoking, edibles and oil extracts with no meaningful or substantial dosage control. About OWC Pharmaceutical Research Corp.

OWC Pharmaceutical Research Corp., through its wholly-owned Israeli subsidiary, One World Cannabis Ltd., (collectively "OWC" or the "Company") conducts medical research and clinical trials to develop cannabis-based pharmaceuticals and treatments for conditions including multiple myeloma, psoriasis, fibromyalgia, PTSD, and migraines. OWC is also developing unique delivery systems for the effective delivery and dosage of medical cannabis. All OWC research is conducted at leading Israeli hospitals and scientific institutions, and led by internationally renowned investigators.

The Company's Research Division is focused on pursuing clinical trials evaluating the effectiveness of cannabinoids for the treatment of various medical conditions, while its Consulting Division is dedicated to helping governments and companies navigate complex international cannabis regulatory frameworks.  For more information, visit: www.owcpharma.com/

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, filing patent applications, product development, and business strategy. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in OWC Pharmaceutical Research Corp. (OTCQB: OWCP) periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact Information:

In Israel:
Mordechai Bignitz Chairman and CEO
Email: mordechai.bignitz@owcpharma.com
Tel: +972-(0)3-770-8526

SOURCE OWC Pharmaceutical Research Corp.